Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	CONTACT: Al Petrie Investor Relations Coordinator apetrie@wtoffshore.com 713-297-8024	Brent Collins Director of Investor Relations bcollins1@wtoffshore.com 713-624-7364

W&T Offshore Announces First Quarter 2022 Results

HOUSTON, May 3, 2022 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the first quarter 2022.  This press release includes non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, and Net Debt, which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the first quarter 2022 and through the date of this press release included:

•	Increased average daily production by 2% to 37.8 thousand barrels of oil equivalent per day (“MBoe/d”) (49% liquids), or 3.4 million barrels of oil equivalent (“MMBoe”), in the first quarter of 2022 compared to the prior quarter and at the high end of guidance;
•	Reported net loss of $2.5 million or $0.02 per diluted share and Adjusted Net Income of $30.3 million or $0.21 per diluted share in the first quarter of 2022;
•	Grew Adjusted EBITDA by 37% quarter-over-quarter to $89.7 million for the first quarter of 2022;
•	Continued progress on improving the leverage profile of the Company with Net Debt at $504.8 million as of March 31, 2022, representing a ratio of Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 2.0 times compared to a ratio of 3.4 times a year ago;
•	Generated Free Cash Flow for the 17th consecutive quarter, with Free Cash Flow more than doubling to $46.9 million in the first quarter of 2022 from $22.5 million in the fourth quarter of 2021;
•	Placed the Cota well at East Cameron 338/349 online in early March 2022, with current gross production of approximately 2.6 MBoe/d;
•	Closed the acquisition of an average of 80% working interests in oil and gas producing properties from ANKOR E&P Holdings Corporation and KOA Energy LP (“ANKOR”) in Federal shallow waters in the central region of the Gulf of Mexico (“GOM”) for approximately $30.2 million cash (after normal and customary post-effective date adjustments), which was funded using cash on hand, and acquired the remaining 20% working interests in these assets for $17.5 million from undisclosed private sellers on April 1, 2022; and
•	Subsequent to quarter-end, announced Memorandum of Understanding with Korea National Oil Corporation (“KNOC”) to jointly consider and pursue various opportunities in upstream oil and gas in North America.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “We are off to a strong start in 2022, with solid operational and financial results that demonstrate our ability to deliver on our strategy of free cash flow generation, maintain high-quality conventional production, and capitalize on accretive opportunities. Our first quarter production was at the top end of the guidance range, LOE costs were below the low end of the guidance range, and we grew Adjusted EBITDA by 37% quarter over quarter to $89.7 million.  Additionally, we paid down $10.6 million in debt in the first quarter and our Net Debt to TTM Adjusted EBITDA ratio has declined to 2.0 times from 3.4 times at the same time last year.  Assuming recent forward strip prices, we are forecasting that our Net Debt to TTM Adjusted EBITDA could end the year below 1.0 times, assuming no additional acquisitions.”

“Yesterday, we announced a Memorandum of Understanding (“MOU”) with Korea National Oil Corporation (“KNOC”) that formalizes the intention of the two entities to work together to pursue various opportunities in upstream oil and gas in North America.  KNOC is a highly respected company in our industry and this MOU will allow us to look at opportunities that can be made even more successful by combining our strengths and working together.”

“We remain active in our search for complementary and accretive acquisitions, and were pleased with the results of our efforts when we closed the ANKOR acquisition in February.  These shallow water producing properties have a solid base of proved reserves and strong free cash flow, both of which are key factors when we consider any acquisition opportunities and shape our strategic vision.  We initiated recompletion activity on those assets in the first quarter and we’ll continue to find ways to maximize the value of this acquisition.  Subsequent to quarter-end, we purchased the remaining working interests in those properties from an undisclosed private seller for approximately $17.5 million, which brings W&T’s total working interest in the assets to 100%.  Assuming strip pricing as of April 18, 2022, we estimate year-end 2021 proved and probable reserves for W&T’s 100% working interest in the properties were approximately 6.7 MMBoe (70% oil) and 9.5 MMBoe (75% oil), respectively.  Net production to W&T’s interests at quarter-end was approximately 4.5 MBoe/d.”

“We recently issued our annual Environmental, Social, and Governance (“ESG”) report for 2022.  The Company made positive strides across all three ESG elements, including another year of declining Scope 1 greenhouse gas emissions.  We are committed to building upon the solid foundation we have created here at W&T.  ESG is a key part of our core values and culture, and we’re excited to continue making a positive impact on our employees and the communities in which we operate and live, as well as protecting and preserving the environment in all aspects of our business.”

“We believe we are well positioned with a solid balance sheet and a substantial inventory of drilling opportunities with potentially high rates of return.  Our strong financial footing also allows us to evaluate and quickly execute on accretive acquisition opportunities that meet our criteria as we did in February.  We’ll continue to evaluate opportunities to be more active in our drilling program; however, our near-term focus is on continuing to improve our leverage profile and maintain our financial flexibility.  We’re constantly evaluating acquisition opportunities and we have the ability to move quickly if we see something that meets our criteria.  We remain committed to growing shareholder value and are well positioned for future success.”

Production, Prices, and Revenue:  Production for the first quarter of 2022 was 37.8 MBoe/d, which was above the midpoint of the guidance range provided for the quarter.  This represented an increase of 2% compared to the fourth quarter of 2021 and down 5% from 39.7 MBoe/d for the corresponding period in 2021.  First quarter 2022 production was comprised of 14.5 MBbl/d of oil (38%), 3.9 MBbl/d of natural gas liquids (10%) (“NGLs”), and 116.3 million cubic feet per day (“MMcf/d”) of natural gas (51%).

W&T’s average realized price per barrel of oil equivalent (“Boe”) before realized derivative settlements was $55.29 per Boe in the first quarter of 2022, an increase of 16% from $47.70 per Boe in the fourth quarter in 2021 and an increase of 60% from $34.66 per Boe in the first quarter of 2021.  Crude oil, NGL, and natural gas prices, before realized derivative settlements, for the first quarter of 2022 were $94.10 per barrel, $39.60 per barrel, and $4.91 per Mcf, respectively.

Revenues for the first quarter of 2022 were $191.0 million, which were 15% higher than fourth quarter 2021 revenue of $165.6 million and 52% higher than $125.6 million in the first quarter of 2021.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers, facilities maintenance, and hurricane repairs, was $43.4 million in the first quarter of 2022, which was below the low end of the guidance range for the quarter.  This compared to $45.2 million in the fourth quarter of 2021 and $42.4 million for the corresponding period in 2021.  On a component basis for the first quarter of 2022, base LOE and insurance premiums were $36.5 million, workovers were $2.9 million, facilities maintenance expenses were $3.7 million, and hurricane repairs were $0.3 million.  On a unit of production basis, LOE was $12.78 per Boe in the first quarter of 2022.  This compares to $13.22 per Boe for the fourth quarter of 2021 and $11.87 per Boe for the first quarter of 2021.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs, and production taxes totaled $5.3 million ($1.55 per Boe) in the first quarter of 2022, compared to $8.2 million ($2.41 per Boe) in the fourth quarter of 2021 and $6.3 million ($1.77 per Boe) in the first quarter of 2021.  Lower severance taxes during the first quarter of 2022 were the result of certain non-recurring adjustments related to the Company’s calculation of production taxes.

Depreciation, Depletion, Amortization, and Accretion (“DD&A”): DD&A, including accretion expense related to asset retirement obligations (“ARO”), was $9.10 per Boe in the first quarter of 2022.  This compares to $8.65 per Boe and $7.46 per Boe for the fourth quarter of 2021 and the first quarter of 2021, respectively.

General & Administrative Expenses (“G&A”):  G&A was $13.8 million for the first quarter of 2022, below the midpoint of guidance for the quarter.  This compares to $14.3 million in the fourth quarter of 2021 and $10.7 million in the first quarter of 2021.  On a unit of production basis, G&A was $4.05 per Boe in the first quarter of 2022 compared to $4.19 per Boe in the fourth quarter of 2021 and $3.00 per Boe in the corresponding period of 2021.  General and administrative expense in the first quarter of 2021 included employee retention credits related to Covid-19.

Derivative (Gain) Loss:  In the first quarter of 2022, W&T recognized a net loss of $80.0 million related to commodity derivative activities comprised of a $36.3 million unrealized loss related primarily to the change in value of outstanding derivative contracts since the end of the fourth quarter of 2021 and a realized $43.7 million loss related primarily to hedge settlements during the quarter.  The Company recognized a net gain of $3.8 million in the fourth quarter of 2021 and a net loss of $24.6 million in the first quarter of 2021 related to commodity derivative activities.

For the remainder of 2022, W&T is 28% hedged for oil and is fully hedged for natural gas.  The Company also has purchased call options on natural gas with a weighted-average strike price of $3.78 per MMBTU covering approximately 88% of its anticipated natural gas production for the balance of 2022; these call options help offset the Company’s other natural gas hedges and allow W&T to capture a substantial amount of natural gas price increases.  A significant portion of the Company’s natural gas hedges, in the form of sold swaps and purchased calls and puts, were entered into in conjunction with a debt offering for our wholly-owned subsidiary Aquasition Energy LLC and will continue through the life of that debt agreement.

A summary of the Company’s current outstanding derivative positions is provided on W&T’s website in the “Investors” section under the “Financial Information” tab.

Interest Expense:  Net interest expense in the first quarter of 2022 was $19.9 million compared to $19.6 million in the fourth quarter of 2021 and $15.0 million in the first quarter of 2021.  The increase in expense year-over-year reflects the increase in total debt due to the issuance of the non-recourse Mobile Bay term loan in May of 2021, although it should be noted that Net Debt decreased year-over-year.

Income Tax:  W&T recognized an income tax benefit of $0.7 million in the first quarter of 2022, substantially all of which was deferred.  This compares to the recognition of income tax expense of $10.8 million and an income tax benefit of $0.2 million for the quarters ended December 31, 2021 and March 31, 2021, respectively.

Balance Sheet and Liquidity:  As of March 31, 2022, W&T had available liquidity of $265.5 million comprised of $215.5 million in cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority lien secured revolving facility with Calculus Lending, LLC (“Calculus Lending”), an affiliated company of Mr. Krohn.  At quarter-end, the Company had total debt of $720.3 million (or Net Debt of $504.8 million, net of cash and cash equivalents), consisting of the balance of the non-recourse Mobile Bay term loan of $172.1 million and $548.2 million of 9.75% Senior Second Lien Notes, net of unamortized debt issuance costs for both instruments.  Total debt decreased by $10.6 million during the first quarter.  Net Debt increased by $19.7 million for the quarter ended March 31, 2022 due primarily to a decrease in cash and cash equivalents attributable to acquisitions funded with cash on hand during the quarter and substantial increases in oil and gas receivables balances throughout the quarter due to rising oil and gas prices.

As of March 31, 2022, Net Debt to trailing twelve month (“TTM”) Adjusted EBITDA was 2.0 times.  Assuming recent strip pricing for the remainder of 2022, no additional acquisitions for the remainder of the year, and no equity issuances under the Company’s existing At-The-Market Equity Distribution program, W&T estimates that Net Debt to TTM Adjusted EBITDA will decline to below 1.0 times.

The Company is actively monitoring the debt capital markets and intends to seek financing with longer tenors and market based covenants to continue to provide working and potential acquisition capital, as well as provide funding for refinancing of all or a portion of the Senior Second Lien Notes.

Capital Expenditures and Acquisitions:  Capital expenditures (excluding changes in working capital associated with investing activities) in the first quarter of 2022 were $17.4 million.

Acquisition-related capital expenditures for the quarter are attributable to the February 2022 ANKOR acquisition of approximately 80% of the working interests in oil and gas producing properties in Federal shallow waters in the central region of the GOM at Ship Shoal 230, South Marsh Island 27/Vermilion 191, and South Marsh Island 73 fields for approximately $47 million and the assumption of asset retirement obligations.  After normal and customary post-effective date adjustments to reflect an effective date of July 1, 2021, cash consideration of approximately $30.2 million was paid to the sellers using cash on hand.  Subsequent to quarter-end, the Company purchased the remaining working interests in those properties from an undisclosed private seller for approximately $17.5 million and the assumption of related asset retirement obligations.  As of December 31, 2021 and assuming strip pricing as of April 18, 2022, internally-estimated net proved and probable (“2P”) reserves for W&T’s 100% working interest in the properties were approximately 6.7 MMBoe (70% oil) and 9.5 MMBoe (75% oil), respectively.  Pro forma information giving effect to these transactions is provided at the end of this press release.  Net production to W&T’s interests at quarter end was approximately 4.5 MBoe/d.

Additionally, accompanying this press release is supplemental information concerning the production, assets and reserves of our Mobile Bay Aquasition subsidiaries.

2022 CAPITAL INVESTMENT PROGRAM

W&T’s range for capital expenditures in 2022 remains unchanged at $70 million to $90 million for the full year, which excludes acquisition opportunities.  Included in this range are planned expenditures related to one deepwater well and three shelf wells, as well as capital costs for facilities, leasehold, seismic, and recompletions.  The Company has significant flexibility to adjust its spending since it has no long-term rig commitments or near-term drilling obligations.

Similarly, the range for plugging and abandonment expenditures remains unchanged in the range of $55 million to $75 million, driven by obligations and prior Covid-19-related deferrals on terminated leases with U.S. Bureau of Safety and Environmental Enforcement (“BSEE”) deadlines before year-end 2022.  The Company spent $5.5 million on ARO settlements in the first quarter of 2022.

Environmental, Social, and Governance (“ESG”) Commentary

W&T recently issued its second annual corporate ESG report for the three-year period ended December 31, 2021. This year’s report builds on the solid foundation of the 2020 inaugural report.  W&T improved across all three ESG elements, including another decrease in Scope 1 greenhouse gas emissions.  The Company consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), and other reporting guidance from industry frameworks and standards.  The report is available on W&T’s website at   www.wtoffshore.com/corporate-responsibility.

OPERATIONS UPDATE

The Cota well at East Cameron 338/349 was placed online in early March 2022 and is currently producing on a gross basis approximately 2.6 MBoe/d.  The well, which is in over 290 feet of water and was drilled to a total depth of 6,000 feet, encountered approximately 100 feet of net oil pay.  W&T has an initial working interest of 30% that can increase to 38.4 % upon satisfaction of certain performance provisions.

Well Recompletions and Workovers

During the first quarter of 2022, the Company performed two recompletions that positively impacted production for the quarter.  W&T plans to continue to perform recompletions and workovers that meet its economic thresholds.

Second Quarter and Full Year 2022 Production and Expense Guidance

The guidance for the second quarter and full year 2022 in the table below represents the Company’s current expectations.  Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Second Quarter 2022	Full Year 2022
Oil (MBbl)	1,325 – 1,450	5,300 – 5,900
NGLs (MBbl)	370 – 410	1,450 – 1,600
Natural gas (MMcf)	10,600 – 11,750	43,000 – 47,500
Total equivalents (MBoe)	3,450 – 3,850	13,950 – 15,400
Average daily equivalents (MBoe/d)	38.1 – 42.1	38.2 – 42.2

Expenses	Second Quarter 2022	Full Year 2022
Lease operating expense ($MM)	$59.0 – $65.0	$200.0 – $220.0
Gathering, transportation & production taxes ($MM)	$8.5 – $9.5	$34.0 – $37.5
General & administrative - cash ($MM)	$13.3 – $14.7	$53.4 – $59.0
General & administrative – non-cash ($MM)	$1.4 – $1.5	$4.6 – $5.1
DD&A ($ per Boe)		$8.50 – $9.50
Interest expense, net ($MM)	$17.5 – $19.3	$70.5 – $78.0
Effective income tax expense rate		22% – 23%
% of income tax expense expected to be cash taxes		6%

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, May 4, 2022 at 9:00 a.m. Central Time (10:00 Eastern Time).  Interested parties may dial 1-844-739-3797.  International parties may dial 1-412-317-5713.  Participants should request to connect to the “W&T Offshore Conference Call”.  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development. As of March 31, 2022, the Company had working interests in 47 fields in federal and state waters and has under lease approximately 655,000 gross acres, including approximately 474,000 gross acres on the Gulf of Mexico Shelf and approximately 181,000 gross acres in the Gulf of Mexico deepwater.   A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Form 10-Q reports found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section. Future leverage ratio estimates (Net Debt to TTM Adjusted EBITDA) made in this press release assumes no significant change in total debt and no projected impact of future acquisitions, which may affect this ratio. Investors are urged to consider closely the disclosures and risk factors in these reports.  Additionally, estimates of proved and probable reserves included in this release using alternate pricing methodologies will differ from those estimated using SEC rules and guidelines, including the SEC’s convention of using a twelve-month average for commodity pricing.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Revenues:
Oil	$122,702	$89,139	$78,140
NGLs	13,820	13,945	9,359
Natural gas	51,366	59,934	36,209
Other	3,116	2,571	1,939
Total revenues	191,004	165,589	125,647

Operating costs and expenses:
Lease operating expenses	43,411	45,183	42,357
Gathering, transportation costs and production taxes	5,267	8,233	6,315
Depreciation, depletion, amortization and accretion	30,911	29,567	26,637
General and administrative expenses	13,776	14,310	10,712
Total costs and expenses	93,365	97,293	86,021
Operating income	97,639	68,296	39,626

Interest expense, net	19,883	19,574	15,034
Derivative loss (gain)	79,997	(3,843)	24,578
Other expense (income), net	905	(7,128)	963
(Loss) income before income taxes	(3,146)	59,693	(949)
Income tax (benefit) expense	(689)	10,789	(203)
Net (loss) income	$(2,457)	$48,904	$(746)

Net (loss) income per common share
Basic	$(0.02)	$0.34	$(0.01)
Diluted	(0.02)	0.34	(0.01)

Weighted average common shares outstanding
Basic	142,942	142,389	142,151
Diluted	142,942	144,138	142,151

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net sales volumes:
Oil (MBbls)	1,304	1,186	1,377
NGL (MBbls)	349	345	392
Natural gas (MMcf)	10,471	11,321	10,799
Total oil and natural gas (MBoe) (1)	3,398	3,418	3,569

Average daily equivalent sales (MBoe/d)	37.8	37.2	39.7

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$94.10	$75.14	$56.73
NGLs ($/Bbl)	39.60	40.46	23.88
Natural gas ($/Mcf)	4.91	5.29	3.35
Barrel of oil equivalent ($/Boe)	55.29	47.70	34.66

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$12.78	$13.22	$11.87
Gathering, transportation costs and production taxes	1.55	2.41	1.77
Depreciation, depletion, amortization and accretion	9.10	8.65	7.46
General and administrative expenses	4.05	4.19	3.00

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$215,475	$245,799
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	92,693	54,919
Joint interest, net	14,221	9,745
Total receivables	106,914	64,664
Prepaid expenses and other assets	103,061	43,379
Total current assets	429,867	358,259

Oil and natural gas properties and other, net - at cost	8,748,366	8,657,252
Less accumulated depreciation, depletion, amortization and impairment	8,016,674	7,992,000
Oil and natural gas properties and other, net	731,692	665,252
Restricted deposits for asset retirement obligations	21,958	16,019
Deferred income taxes	103,238	102,505
Other assets	63,392	51,172
Total assets	$1,350,147	$1,193,207

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$69,195	$67,409
Undistributed oil and natural gas proceeds	33,575	36,243
Advances from joint interest partners	6,521	15,072
Asset retirement obligations	67,274	56,419
Accrued liabilities	210,022	106,273
Current portion of long-term debt	39,881	42,960
Total current liabilities	426,468	324,376

Long-term debt, net	680,436	687,938
Asset retirement obligations, less current portion	407,682	368,076
Other liabilities	84,946	59,997
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 145,236 issued and 142,367 outstanding at March 31, 2022; 145,174 issued and 142,305 outstanding at December 31, 2021	1	1
Additional paid-in capital	553,175	552,923
Retained deficit	(778,394)	(775,937)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(249,385)	(247,180)
Total liabilities and shareholders’ deficit	$1,350,147	$1,193,207

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Operating activities:
Net (loss) income	$(2,457)	$48,904	$(746)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	30,911	29,568	26,637
Amortization of debt items and other items	2,594	2,460	2,019
Share-based compensation	520	1,585	454
Derivative loss (gain)	79,997	(3,843)	24,578
Derivative cash settlement payments, net	(30,515)	(41,744)	(4,604)
Derivative cash premium payments	—	(8,116)	—
Deferred income taxes	(733)	10,637	(203)
Changes in operating assets and liabilities:
Oil and natural gas receivables	(37,774)	(16,593)	(11,101)
Joint interest receivables	(4,476)	3,267	(4,394)
Prepaid expenses and other assets	(12,183)	25,370	(7,575)
Income tax	44	133	—
Asset retirement obligation settlements	(5,492)	(7,565)	(962)
Cash advances from JV partners	(8,550)	(2,234)	(1,023)
Accounts payable, accrued liabilities and other	15,651	(19,453)	21,884
Net cash provided by operating activities	27,537	22,376	44,964

Investing activities:
Investment in oil and natural gas properties and equipment	(17,439)	(16,037)	(1,575)
Changes in operating assets and liabilities associated with investing activities	2,630	1,660	(1,758)
Acquisition of property interests	(30,153)	(661)	—
Purchases of furniture, fixtures and other	—	—	2
Net cash used in investing activities	(44,962)	(15,038)	(3,331)

Financing activities:
Repayments on credit facility	—	—	(32,000)
Repayment on Term Loan	(12,630)	(12,364)	—
Debt transactions costs	—	(1,561)	—
Other	(269)	(781)	—
Net cash used in financing activities	(12,899)	(14,706)	(32,000)
(Decrease) increase in cash and cash equivalents	(30,324)	(7,368)	9,633
Cash and cash equivalents, beginning of period	250,216	257,584	43,726
Cash and cash equivalents, end of period	$219,892	$250,216	$53,359

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net (Loss) Income”, “Adjusted EBITDA” and “Free Cash Flow”. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.  Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated.

These items include unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, release of restricted funds, and litigation and other.

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

	(In thousands, except per share amounts)
	(Unaudited)

Net (loss) income	$(2,457)	$48,904	$(746)
Selected items
Unrealized commodity derivative loss (gain)	36,302	(42,770)	16,334
Amortization of derivative premium	4,194	3,299	456
Bad debt reserve	118	315	—
Write-off debt issue costs	—	989	—
Litigation and other	905	4,541	40
Release of restricted funds	—	(11,102)	—
Tax effect of selected items (1)	(8,719)	9,393	(3,534)
Adjusted Net Income	$30,343	$13,569	$12,550

Adjusted earnings per common share
Basic	$0.21	$0.10	$0.09
Diluted	$0.21	$0.09	$0.09

Weighted Average Shares Outstanding
Basic	142,942	142,389	142,151
Diluted	143,658	144,138	143,070

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, gain on debt transactions, release of restricted funds, and litigation, share-based compensation, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

	(In thousands)
	(Unaudited)

Net (loss) income	$(2,457)	$48,904	$(746)
Interest expense, net	19,883	19,574	15,034
Income tax (benefit) expense	(689)	10,789	(203)
Depreciation, depletion, amortization and accretion	30,911	29,567	26,637
Unrealized commodity derivative loss (gain)	36,302	(42,770)	16,334
Amortization of derivative premium	4,194	3,299	456
Bad debt reserve	118	315	—
Write-off debt issue costs	—	989	—
Non-cash incentive compensation	520	1,585	454
Litigation and other	905	4,541	40
Release of restricted funds	—	(11,102)	—
Adjusted EBITDA	$89,687	$65,691	$58,006

Investment in oil and natural gas properties and equipment	(17,439)	(16,037)	(1,575)
Purchases of furniture, fixtures and other	—	—	2
Asset retirement obligation settlements	(5,492)	(7,565)	(962)
Interest expense, net	(19,883)	(19,574)	(15,034)
Free Cash Flow	$46,873	$22,515	$40,437

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2022	2021

	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$27,537	$22,376	$44,964
Allowance for credit losses	118	315	—
Litigation and other contingent loss	905	4,541	40
Release of restricted funds	—	(11,102)	—
Amortization of debt items and other items	(2,594)	(1,471)	(2,019)
Current tax benefit (1)	44	152	—
Changes in derivatives (payable) receivable (1)	(8,986)	14,231	(3,184)
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	47,288	9,510	2,209
Investment in oil and natural gas properties and equipment	(17,439)	(16,037)	(1,575)
Purchases of furniture, fixtures and other	—	—	2
Free Cash Flow	$46,873	$22,515	$40,437

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax (benefit) expense	$(689)	$10,789	$(203)
Less: Deferred income taxes	(733)	10,637	(203)
Current tax benefit (expense)	$44	$152	$—

Changes in derivatives receivable:
Derivatives payable, end of period	$(15,382)	$(6,396)	$(3,465)
Derivatives payable, beginning of period	6,396	12,511	281
Derivative premiums paid	—	8,116	—
Change in derivatives (payable) receivable	$(8,986)	$14,231	$(3,184)

SUPPLEMENTAL INFORMATION CONCERNING AQUASITION MOBILE BAY SUBSIDIARIES

	Aquasition Energy, LLC	Remaining W&T Offshore	W&T Offshore, Inc. Consolidated
12/31/2021 Proved Reserve Info – SEC Pricing
Total oil reserves (MMBbl)	0.2	37.0	37.2
Total NGL reserves (MMBbl)	14.8	4.3	19.1
Total natural gas reserves (Bcf)	466.1	141.6	607.6
Total equivalent reserves (MMBoe)	92.7	64.9	157.6

Proved developed producing reserves (MMBoe)	89.8	32.1	121.9
Proved developed non-producing reserves (MMBoe)	2.8	12.3	15.1
Proved undeveloped reserves (MMBoe)	-	20.6	20.6
Total equivalent reserves (MMBoe)	92.7	64.9	157.6

Proved developed producing PV-10 ($MM)	$594.1	$591.1	$1,185.2
Proved developed non-producing PV-10 ($MM)	$24.6	$198.3	$222.9
Proved undeveloped PV-10 ($MM)	-	$213.7	$213.7
Total PV-10 ($MM)	$618.7	$1,003.2	$1,621.9
Present value of estimated ARO, discounted at 10%			(241.1)
Future income taxes, discounted at 10%			(224.8)
Standardized measure			$1,156.0

The following alternative NYMEX case price proved reserves estimates are internally generated and based on NYMEX futures contract prices of oil and natural gas quoted on NYMEX as of April 18, 2022, which results in a volume-weighted average NYMEX price over the life of our proved reserves of $77.42 per barrel and $4.66 per Mcf, before differentials, for oil and natural gas, respectively. NYMEX case reserves were determined using (i) individual monthly futures contract prices for 2022, (ii) quarterly average of monthly contract prices for each quarter of 2023 and 2024, (iii) annual averages of monthly contract prices for each of 2025 and 2026 and (iv) for 2027 and later years, an average of all monthly contract prices from 2027 to the latest date which forward contract prices are quoted by NYMEX for oil or natural gas. In determining NYMEX case NGLs prices, a price ratio was computed for each field with NGL production and applied to the applicable NYMEX crude oil price stated above for each future production period.

	Aquasition Energy, LLC	Remaining W&T Offshore	W&T Offshore, Inc. Consolidated
12/31/2021 Proved Reserve Info – Alternate NYMEX Price Case (Forward Strip as of April 18, 2022)
Total oil reserves (MMBbl)	0.2	37.4	37.7
Total NGL reserves (MMBbl)	15.1	4.4	19.5
Total natural gas reserves (Bcf)	477.1	147.9	625.0
Total equivalent reserves (MMBoe)	94.9	66.5	161.4

Proved developed producing reserves (MMBoe)	92.0	34.0	126.0
Proved developed non-producing reserves (MMBoe)	2.9	11.7	14.6
Proved undeveloped reserves (MMBoe)	-	20.7	20.7
Total equivalent reserves (MMBoe)	94.9	66.5	161.4

Proved developed producing PV-10 ($MM)	$898.0	$918.5	$1,816.5
Proved developed non-producing PV-10 ($MM)	$31.7	283.8	$315.5
Proved undeveloped PV-10 ($MM)	-	296.4	$296.4
Total PV-10 ($MM)	$929.8	$1,498.5	$2,428.3

	Aquasition Energy, LLC	Remaining W&T Offshore	W&T Offshore, Inc. Consolidated
1Q22 Information
Oil production (MBbl)	4	1,300	1,304
NGL production (MBbl)	226	123	349
Natural gas production (MMcf)	7,330	3,141	10,471
Total equivalent production (MBoe)	1,452	1,946	3,398

Adjusted EBITDA ($MM)	$15.2	$74.5	$89.7

PRO FORMA PROVED RESERVES (NYMEX CASE)

The following information presents adjustments to the April 18, 2022 alternative price case to arrive at pro forma proved reserves and PV-10 information as of December 31, 2021 if such activity had occurred at year-end.  The adjustments include (i) the reclassification from proved developed non-producing to proved developed producing of certain assets that were shut-in at December 31, 2021 due to Hurricane Ida but subsequent to year-end were returned to production and (ii) acquisitions that have closed in 2022.

Pro Forma Proved Reserve as of 12/31/21 – Adjustments for Hurricane Status & 2022 Acquisitions Alternate NYMEX Price Case (Forward Strip as of April 18, 2022)
	W&T Offshore, Inc., as reported	Hurricane Adjustments	Acquisitions	W&T Offshore, Inc., pro forma
Reserves (MMBoe)
Proved developed producing	126.0	1.4	3.9	131.3
Proved developed non-producing	14.6	(1.4)	2.7	16.0
Proved undeveloped	20.7	-	-	20.7
Total proved	161.4	-	6.7	168.0
PV-10 ($MM)
Proved developed producing	$1,816.5	$72.9	$145.4	$2,034.8
Proved developed non-producing	$315.5	$(72.9)	$89.8	$332.4
Proved undeveloped	$296.4	-	-	$296.4
Total proved	$2,428.3	-	$235.2	$2,663.5

Note:  Totals in the tables above may not compute due to rounding.  The Company defines PV-10 in the above tables as present value of estimated future net revenues from proved reserves excluding the effects of future costs of asset retirement obligations, general and administrative expenses, derivatives, debt service and income taxes. Year-end PV-10 for total proved reserves (SEC Pricing) is a non-GAAP financial measure. The above table reconciles our PV-10 of total proved reserves (SEC Pricing) as of December 31, 2021 to standardized measure of discounted future net cash flows (“Standardized Measure”) as of such date, the most comparable GAAP financial measure. For more information on the uses of PV-10, see “Item 2. Properties - Proved Reserves – Reconciliation of Standardized Measure to PV-10” in our Annual Report on Form 10-K for the year ended December 31, 2021, which can be accessed at www.sec.gov.

Proved reserves based on the Alternate NYMEX Price Case (forward strip pricing as April 18, 2022) are presented in the above table solely to demonstrate the sensitivity of our proved reserves and related PV-10 estimates to changes in pricing to recent futures contract pricing levels. Neither PV-10 (SEC Pricing or NYMEX Price Case) nor Standardized Measure should be viewed as representing a current market value of our estimated proved oil and gas reserves, nor is recent futures contract pricing indicative of actual pricing that we may realize in the future for production of our reserves.